Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AGREEMENT dated as of September 13, 2012 by and between SHR1 LLC, a Connecticut limited liability company (“Seller”) and CPPT DARIEN LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A.                                   Seller is the owner of (i) the land described in Exhibit A hereto and the improvements thereon and appurtenances thereto (collectively, the “Premises”), which include the real property and improvements located at 1500 Boston Post Road, Darien, Connecticut, all rights of Seller in and to any streets or alleys abutting such land, and all easements and rights-of-way appurtenant thereto, (ii) the lessor’s right, title and interest in, to and under the leases (the “Leases”) with tenants (“Tenants”) described in ExhibitB, (iii) all licenses, permits, approvals, consents, authorizations and entitlements issued by governmental or quasi-governmental authorities with respect to the ownership and operation of the Premises (the “Licenses”), and (iv) all tangible and intangible personal property, appliances, furniture, furnishings, fixtures and equipment owned by Seller and located at or used in connection with the Property (the “Personal Property”).  The Premises, the Leases, the Licenses and the Personal Property are collectively referred to herein as the “Property”.

B.                                     Seller desires to sell, and Buyer desires to purchase the Property on the terms set forth herein.

NOW, THEREFORE, for valuable consideration, the parties hereto agree as follows:

1.                                       Sale of Property.  Seller agrees to sell to Buyer, and Buyer agrees to purchase, the Property in accordance with this Agreement.

2.                                       Purchase Price.  Buyer shall pay for the Property a purchase price (the “Purchase Price”) in the amount of Seven Million Two Hundred Thousand and 00/100 DOLLARS ($7,200,000.00), by wire transfer of immediately available funds to the specified account of Seller on the Closing Date (as hereinafter defined).

3.                                       Feasibility Period.

(a)                                  From the date hereof until 5:00 PM, New York time, on October 2, 2012 (the “Feasibility Period”), Buyer and its authorized agents, representatives and consultants shall have the right, upon prior reasonable notice of at least forty-eight (48) hours given to Seller (which notice may be given by telephone to James Phillips at 203-644-1516) to inspect the Property and conduct such noninvasive studies as Purchaser deems appropriate, and Seller shall provide Purchaser and its consultants with access to the Property for such purposes.  A representative of Seller must accompany Buyer, or any consultant retained by Buyer, when any such studies are performed on the Property.  In the course of its investigations, Buyer may make inquiries to municipal, local and other government officials and representatives, and Seller consents to such inquiries.  Seller shall, at Buyer’s request and subject to Tenant’s consent, arrange for a meeting among Buyer, Seller and Tenant.

(b)                                 In order to facilitate the conduct of the inspection of documents by Buyer, prior to or simultaneously with the execution and delivery of this Agreement, Seller has made available to or for the benefit of Buyer true, complete and correct copies of the documents described in Exhibit C.

(c)                                  Buyer, in its sole discretion and for any reason or for no reason at all, shall have the right to terminate this Agreement upon written notice given to Seller at any time on or prior to the date of expiration of the Feasibility Period, in which event this Agreement thereupon shall terminate, the Deposit (as herein defined) promptly shall be released to Buyer, and neither Seller nor Buyer shall have any further rights against or obligations to the other hereunder except those expressly provided herein to survive such termination.

(d)                                 Buyer agrees that, in making any physical inspections of the Premises, (i) it will not materially interfere with the activity of persons occupying, using or providing service at the Premises, (ii) it will restore promptly any physical damage caused by such inspections, (iii) it will pay the fees and charges of all persons engaged by it, and (iv) it will indemnify, defend, and hold harmless Seller from any loss, injury, damage, claim, lien, costs or expense, including reasonable attorneys’ fees and costs, arising out of a breach of the foregoing agreements by Buyer in connection with the inspection of the Property.  Notwithstanding anything to the contrary herein, Buyer and its agents and representatives shall have no liability, and shall not indemnify the Seller, with respect to any existing condition that is merely discovered by Buyer or its agents or representatives during any such entry or inspection of the Property.

(e)                                  Tenant Estoppels.  Seller shall endeavor to secure and deliver to Buyer, no later than 5 days before the expiration of the Feasibility Period, estoppel certificates from Tenants under all Leases in the form of Exhibit J attached hereto (the “Tenant Estoppels”).  Seller shall provide Buyer with copies of the Tenant Estoppels for Buyer’s review and comment before delivering the Tenant Estoppels to Tenants.  Buyer’s obligation to close this transaction is subject to the condition that, as of Closing (1) estoppel certificates for all Leases in the form of Exhibit J and consistent with the Rent Roll and the representations of Seller in Paragraph 7 have been delivered to Buyer; (2) the Leases shall be in full force and effect and no material default or claim by landlord or Tenant shall exist or have arisen under any Leases that was not specifically disclosed in the Rent Roll included in the initial delivery of property information pursuant to Paragraph 3(b); and (3) Seller shall not have received notice that any Tenant shall have initiated, or had initiated against it, any insolvency, bankruptcy, receivership or other similar proceeding.

(f)                                    Subject to Buyer’s rights during the Feasibility Period, the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing.  Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any manager, member, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or development or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof.  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

4.                                       Deposits.

(a)                                  Seller hereby acknowledges that Buyer has delivered to First American Title Insurance Company, National Commercial Services, 633 Third Avenue, New York, NY 10017 Attention: Lawrence Cantor, who in turn shall deliver to First American Title Insurance Company, 600 Summer Street, Stamford, CT 06901 Attention:  Josh Luksberg (the “Escrow Agent”), immediately available funds in the amount of ten percent (10%) of the Purchase Price, which will be the initial earnest money deposit under this Agreement (the “Initial Deposit”).  For avoidance of doubt, the parties acknowledge that they have requested Escrow Agent’s services through Escrow Agent’s New York office as set forth above, but the escrow and closing services contemplated herein shall be provided by, and the Deposit shall be held by, Escrow Agent’s Stamford office as set forth above.  Such funds shall be held, invested, applied and released in accordance with the escrow provisions set forth in Exhibit D and the other terms and conditions of this Agreement (the “Escrow Provisions”).

(b)                                 If this Agreement is not terminated during the Feasibility Period, then no later than two (2) business day following the date of expiration of the Feasibility Period, Buyer shall deliver to the Escrow Agent immediately available funds in the amount of ten percent (10%) of the Purchase Price as an additional earnest money deposit hereunder, which additional deposit shall be held, invested, applied and released by the Escrow Agent in accordance with the Escrow Provisions.  If for any reason Buyer shall fail to deliver such additional deposit as and in the manner provided in the preceding sentence, then and in such event and notwithstanding any provision of this Agreement to the contrary, this Agreement thereupon automatically shall terminate, the Initial Deposit promptly shall be released to Seller, and neither party shall have any further rights against or obligations to the other hereunder except as those expressly provided herein to survive such termination. As used herein, the term “Deposit” shall mean, collectively, the Initial Deposit and, if and when paid, the additional deposit to be made under this Section 4(b).  The Deposit shall be paid to Seller and applied toward the Purchase Price at Closing.  The interest earned on the Deposit, if any, shall follow the Deposit and returned to Buyer if the Deposit is returned to Buyer, or paid to Seller if the Deposit is paid to Seller, but the interest earned on the Deposit shall not be applied to the Purchase Price.

5.                                       Closing Adjustments.

(a)                                  Closing adjustments shall be made as of 12:00:01 A.M. on the day of the Closing Date (the “Adjustment Date”).

(b)                                 Seller shall be entitled to all revenues from the Property relating to the period prior to the Adjustment Date, and Buyer shall be entitled to all such revenues relating to the period from and after the Adjustment Date.  Seller shall be responsible for the payment and discharge of all expenses, obligations and liabilities relating to the Property arising or accruing prior to the Adjustment Date.  Seller shall pay and discharge and defend, indemnify and hold harmless Buyer from and against all such expenses, obligations and liabilities.

(c)                                  Revenues and expenses that are allocable to a period of time falling in part on or before, and in part after, the Adjustment Date shall be apportioned between such respective portions of the period in question according to the number of days in each, so that Seller will receive the portion of such revenues, and bear the portion of such expenses, apportioned to the period before the Adjustment Date, and Buyer will receive and bear the balance of each relating to the period from and after the Adjustment Date.  Without limiting the generality of this paragraph (c):

(i)                                     Personal property taxes, real property taxes, water and sewer rents and charges, utility fees and charges, and all other fees, taxes and charges relating to or payable in connection with the use, occupancy, maintenance, ownership and operation of the Property, shall be adjusted and prorated on the basis of the fiscal year for which assessed, or the fiscal period covered by the appropriate invoice, bill or statement, or based on the most recently available meter reading therefor.  Metered utility charges for the period from the last reading date prior to the Closing Date through the Adjustment Date shall be apportioned on the basis of such last reading, but shall be reapportioned according to actual charges promptly after the first reading following the Closing Date.  Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period in the preceding calendar year, but applying the current rate thereto.

(ii)                                  All rents under the Leases (including base rents, percentage rents, common area maintenance charges and other charges payable by any Tenant to Seller under the Leases, if any) (collectively, the “Rents”) that are in arrears as of the Adjustment Date shall be identified in writing on the Certified Rent Roll (as defined below), but shall not be adjusted on the Closing Date.  Buyer shall remit the appropriate portion of the same to Seller, as, when and if received after the Closing Date, provided that all Rents received from and after the Closing Date shall be deemed to represent Rents most recently due and payable, in inverse order of arrearage.  Rents paid for a period that includes days before and on or after the Adjustment Date shall be adjusted and prorated for such period promptly after receipt thereof by Buyer or Seller.

(iii)                               Fuel, if any, that has been purchased by Seller shall be adjusted and prorated on the basis of the written estimate of the quantity and current price therefor (including sales tax, if any) by Seller’s fuel supplier on or about the Adjustment Date.

(iv)                              Seller shall receive a credit for deposits made by Seller with utility companies, provided reasonable proof that such deposits are then being held has been provided to Buyer.  Alternatively, Seller shall be entitled to request a return of said deposits from the vendors or utility companies, in which event it shall not receive such a credit at the Closing.

(v)                                 Buyer shall receive a credit for any deposit, prepaid rent or other payments made to Seller by any Tenant prior to the Closing Date with respect to the use of the Property after the Closing Date.

(d)                                 Seller shall be responsible for all income, franchise and other taxes imposed on Seller, or its income, or on the Property (“Taxes”) for all taxable periods or portions of taxable periods, ending before the Adjustment Date (the “Pre-Closing Period”). Buyer shall be responsible for all Taxes imposed on the Property or Buyer’s income for all taxable periods or portions of taxable periods beginning on the Adjustment Date (the “Post-Closing Period”).  Seller shall indemnify and hold Buyer harmless from and against all liability from Taxes attributable to the Pre-Closing Period.  If Buyer receives a refund, credit or reduction of Taxes attributable in whole or in part to the Pre-Closing Period, Buyer shall promptly reimburse the Seller for such portion of such refund, credit or reduction of Taxes.  If Seller receives a refund or reduction of Taxes attributable in whole or in part to the Post-Closing Period, Seller shall promptly reimburse Buyer for such portion of such refund, credit or reduction of taxes.

(e)                                  The provisions of this Section 5 shall survive the closing of the sale of the Property hereunder (the “Closing”).

6.                                       Title.

(a)                                  Prior to the expiration of the Feasibility Period, Buyer shall obtain an owner’s title commitment for title insurance (the “Commitment”) issued by a reputable title insurance company designated by Buyer (the “Title Company”), together with a copy of all exceptions contained therein and, at the option of Buyer, a survey of the Premises (the “Survey”) conforming to such requirements for ALTA/ACSM Land Urban Surveys as Buyer may desire, and Uniform Commercial Code, judgment and tax lien searches in the name of Seller.  The Commitment, together with the Survey (if obtained) and such additional searches collectively are referred to in this Agreement as the “Title Documents.”

(b)                                 On the Closing Date, (i) title to the Property shall be marketable, and good of record and in fact, free and clear of all liens, encumbrances, leases, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting title, excepting only the facts, conditions, requirements and exceptions set forth in the Title Documents and accepted or deemed to have been accepted by Buyer pursuant to the remaining provisions of this Section 6 (“Permitted Exceptions”), and (ii) title to the Premises shall be insurable as such at ordinary rates by the Title Company.

(c)                                  Buyer shall have the right in its sole discretion to object to any fact, condition, requirement or exception set forth in the Title Documents upon written notice given to Seller prior to the expiration of the Feasibility Period (a “Notice of Objection”).  Subject to Section 6(d), Buyer shall be deemed to have accepted any fact, condition, requirement or exception set forth in the Title Documents for which no Notice of Objection shall have been given.

(d)                                 Seller shall have the right, in its sole discretion and upon written notice to Buyer (a “Notice of Cure”) given within five days from and after the date any Notice of Objection shall have been given by Buyer (the “Reply Period”), within which to agree to cure any title objection so noticed by Buyer.  Seller shall be deemed to have refused to cure any fact, condition, requirement and/or exception so noticed by Buyer for which no Notice of Cure shall have been given during the Reply Period.  Notwithstanding the foregoing, and without the requirement of any Notice of Objection to be given by Buyer, Seller hereby agrees as follows:

(i)                                     On the Closing Date, Seller shall deliver to the Title Company and Buyer all appropriate substantiation of the existence, good standing, power and authority of Seller and each of its representatives signing any documents on behalf of Seller;

(ii)                                  On the Closing Date, to deliver to the Title Company all appropriate substantiation (including an Owner’s affidavit) sufficient in order to delete all standard title exceptions including, without limitation, exceptions based upon rights or claims of parties in possession other than each Tenant (as a tenant only) under their Lease; and

(iii)                               On the Closing Date, (x) to pay and satisfy in full and cause the release of record of any and all mortgage liens granted by Seller and all delinquent real estate taxes, together with any and all interest and penalties thereon, and, (y) to pay and satisfy in full, or, if acceptable to Buyer in its sole discretion, otherwise cause to be affirmatively insured (either by obtaining a full release of record of, or bonding over, indemnifying or escrowing with the Title Company in a manner reasonably satisfactory to Buyer), monetary judgments and/or actions at law constituting a lien against the Property or any portion of the Property, and mechanics’ and materialmen’s liens and/or notices of liens filed against the Property or any portion of the Property.

(e)                                  If Seller shall not give a Notice of Cure with respect to each fact, condition, requirement and/or exception which is the subject of any Notice of Objection, or if, prior to Closing, Buyer discovers any matter affecting title to the Property which is not a Permitted Exception (and was not disclosed in the Title Documents received from Seller or the Title Company during the Feasibility Period), then (subject to Seller’s obligations with respect thereto under Sections 6(d)(i)-(iii) above) Buyer shall have the right in its sole discretion to elect either (A) to terminate this Agreement by written notice given to Seller within ten (10) days after the latest of (i) the date of expiration of the Reply Period; or (ii) the date of expiration of the Feasibility Period; or (iii) the date of such discovery, or (B) to close hereunder without abatement of the Purchase Price or any claim against Seller notwithstanding the existence of such fact, condition, requirement and/or exception.

7.                                       Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows as of the date hereof.  Such representations and warranties shall be true and correct in all material respects as of the Closing, and shall not survive the Closing hereunder.

(a)                                  This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms.

(b)                                 Seller is the sole owner of the Property, free and clear of any liens, encumbrances, charges, claims, options and adverse interests (other than the Leases), and Seller will be conveying to Buyer good and marketable title to the Property.

(c)                                  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Connecticut.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by Seller, and the execution and delivery of this Agreement and Seller’s performance hereunder will not conflict with, or breach or result in a default under, the organizational and operating documents of Seller, or any laws or agreements by which Seller is bound.

(d)                                 There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or, to the best of Seller’s knowledge, threatened against or involving Seller or the Property before any federal, state, municipal, foreign, or other court or governmental or administrative body or agency, or any private arbitration tribunal.

(e)                                  Exhibit B contains a complete and accurate list of the Leases, and sets forth the name of each Tenant and the space subject to the applicable Lease. There are no leases, tenancies, licenses or other occupancy agreements affecting the Property other than the Leases.  Except as set forth on Exhibit B, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants.  To Seller’s knowledge, except as disclosed in the information delivered to Buyer pursuant to this Agreement, no Tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any Tenant.  Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to Seller’s knowledge, does there exist any such default or breach on the part of the landlord.  Except as set forth on Exhibit B, all of the landlord’s obligations to construct tenant improvements or reimburse the Tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full.

(f)                                    Seller has made available to Buyer and its counsel a true and complete copy of the Leases and the tenant files with respect thereto for inspection by Buyer.

(g)                                 Seller has not received any notice with respect to nor has knowledge of (i) any violations of applicable laws, ordinances or public regulations relating to the Property which remain uncured, or (ii) any pending or threatened condemnation, eminent domain or similar proceedings with respect to any of the Property.

(h)                                 No consent, approval or authorization of any governmental authority or of any third party is required in connection with the execution and delivery by Seller of this Agreement or any document contemplated hereby, or the consummation by Seller of any of the transactions contemplated hereby.

(i)                                     Neither Seller nor any of its members is a debtor in any case under United States or state bankruptcy or insolvency law.

(j)                                     Seller is not a party to any Service Contract affecting the Property.

(k)                                  Seller has not received any notice with respect to nor has knowledge of the lack of any license, permit and certificate necessary for the use and operation of the Property, including, without limitation, any certificate of occupancy necessary for the occupancy of the Property.

(l)                                     Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information.  Neither Seller nor, to Seller’s knowledge, any Tenant or other occupant, has manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and neither Seller nor, to Seller’s knowledge, any Tenant or other occupant, has used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws.  To Seller’s knowledge, there are no underground storage tanks located on the Property except as disclosed in the Property Information.  The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the Date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.  The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.  Notwithstanding the foregoing, Purchaser is aware that the Tenant is the provider of medical services at the Property and that the Tenant may use, store, handle or dispose of Hazardous Materials typical to the provision of medical services at the Property.

(m)                               Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, and the Leases and Service Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Buyer after Closing.

(n)                                 Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(o)                                 Neither Seller nor to Seller’s knowledge any direct or indirect owner of Seller is a person or entity (A) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, or (B) a person with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (C) is a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined or used in the Anti-Terrorism Laws. The “Anti-Terrorism Laws” are Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, as amended.

(p)                                 There is no agreement to which Seller is a party or, to Seller’s knowledge binding on Seller which is in conflict with this Agreement.  To Seller’s knowledge, there is not no pending or threatened, any action, suit or proceeding against Seller or the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.  Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

8.                                       Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows, and such representations and warranties shall not survive the Closing hereunder:

(a)                                  Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement and to perform all obligations arising under this Agreement and such other documents.

(b)                                 This Agreement constitutes, and such other documents will each constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

9.                                       Additional Covenants of Seller.  Pending the Closing Date, Seller shall:

(a)                                  Maintain in effect currently maintained casualty, liability and other insurance coverage with respect to the Property;

(b)                                 Not sell, dispose of encumber or otherwise hypothecate the Property or any interest in the Property or in Seller;

(c)                                  Perform all its obligations under the Leases and seek performance by the Tenants of their obligations under the Leases;

(d)                                 Refrain from taking any action that would make any of Seller’s representations and warranties herein untrue or incorrect, and notify Buyer promptly if Seller becomes aware of any transaction or occurrence prior to the Closing which would make any representation and warranty made by Seller herein untrue or incorrect in any material respect;

(e)                                  Refrain from entering into any new lease or other agreement or arrangement that would or could remain binding on Buyer after the Closing;

(f)                                    Promptly deliver to Buyer copies of any notices given or received by Seller to or from any Tenant.

10.                                 Closing.

Conditions to the Parties’ Obligations to Close.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)                                  The other party’s representations and warranties contained herein shall be true and correct as of the Closing Date;

(b)                                 As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

(c)                                  As a condition to Buyer’s obligation to close, there shall be no notice issued after the expiration of the Feasibility Period of any material violation or alleged violation of any law, rule, regulation or Code, including building code, with respect to the Property which first arose after the expiration of the Feasibility Period as a result of an act or omission of Seller, which has not been corrected to the satisfaction of the issuer of the notice; and

(d)                                 As a condition to Buyer’s obligation to close, at Closing Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement.

Failure or Waiver of Conditions Precedent.  In the event any of the conditions to a party’s obligation to proceed with the Closing hereunder are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, extend the time available for satisfaction of such condition by up to a total of 10 business days.  If such party elects to extend the time for satisfaction, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination, or waive such condition pursuant to the following sentence.  Either party may, at its election, at any time on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth above.  In the event this Agreement is terminated as a result of any condition set forth in this paragraph, Buyer shall be entitled to a refund of the Deposit, unless Buyer is in default, in which case Section 15(a) shall apply.

(a)                                  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date through the Escrow Agent.  Upon completion of the deliveries pursuant to this Section 10, satisfaction of the other conditions to Closing herein set forth and performance by each party of its obligations required to be performed prior to or at the Closing, the parties shall direct the Escrow Agent to make such deliveries and disbursements according to the terms of this Agreement.  The parties shall cause such deliveries, satisfaction and performance to occur on October 30, 2012, unless another date in writing shall be mutually agreed to by the parties. The actual date closing hereunder shall so occur is referred to in this Agreement as the “Closing Date.”

(b)                                 On the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following original documents, each executed and, if required, witnessed and acknowledged:

(i)                                     A limited warranty deed to the Premises, in the form attached hereto as Exhibit E.

(ii)                                  (A) The original Leases;  (B) a current certified rent roll for the Premises; and (C) an assignment of such Leases, deposits, and prepaid rents by way of an assignment and assumption agreement in the form attached hereto as Exhibit F.

(iii)                               (A) Originals (or copies) of all transferable warranties and guarantees then in effect, if any, with respect to the improvements comprising a portion of the Premises or any repairs or renovations to such improvements, and (B) an assignment of such Property (including the Personal Property) to Buyer by way of an assignment and assumption agreement in the form attached hereto as Exhibit G.

(iv)                              An affidavit pursuant to the Foreign Investment in Real Property Tax Act in the form attached hereto as Exhibit H.

(v)                                 Such documentation as is reasonably necessary to exhibit Seller’s authority to execute the documents delivered and consummate the transaction.

(vi)                              Releases of all liens and other title exceptions to be removed of record.

(vii)                           A Letter notifying each Tenant of the sale of the Property in the form of Exhibit I hereto.

(viii)                        A Closing Statement.

(ix)                                A certification by Seller that its representations and warranties hereunder are true and correct in all material respects as of the Closing Date.

(x)                                   Such other documents or instruments as reasonably may be required by Buyer or the Title Company to consummate the transactions contemplated by this Agreement.

(xi)                                Keys in Seller’s possession to all of the doors and locks on the Premises.

(c)                              On the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(i)                                     The Purchase Price (less the amount of the Deposit), as adjusted pursuant to this Agreement.

(ii)                                  Such documentation as is reasonably necessary to exhibit Buyer’s authority to execute the documents delivered and consummate the transaction.

(iv)                              Such other documents or instruments as reasonably may be required by Seller to consummate the transactions provided for herein.

11.                                 Broker.  The parties recognize and agree that Cushman & Wakefield of Connecticut, Inc. is the only broker that negotiated the sale of the Property, and Seller agrees to pay the commission for such services pursuant to separate agreement.  Each party hereto covenants, warrants and represents that it has had no conversations or negotiations with any other broker concerning the transactions referred to herein.  Each party agrees to indemnify and hold harmless the other and its affiliates from and against any claims for any brokerage commissions, and all costs, expenses and liabilities in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising out of any conversations or negotiations had by the indemnifying party with any other broker, including, without limitation, any costs and expenses incurred (including reasonable attorneys’ fees and expenses) in enforcing this indemnity.  The provisions of this Section 11 shall survive the Closing.

12.                                 Expenses.

(a)                                  Buyer will pay the following costs of closing this transaction:

(i)                                     The fees and disbursements of its counsel, inspecting architect and engineer, accountant and other third party representative(s), if any.

(ii)                                  The cost of its title insurance policy(ies).

(iii)                               The cost of any Surveys.

(iv)                              Any other expense(s) incurred by Buyer or its representative(s) in evaluating the Property or closing this transaction.

(b)                                 Seller will pay:

(i)                                     The fees and disbursements of Seller’s counsel and all of its other third party representatives.

(ii)                                  All real estate transfer and conveyance taxes.

(iii)                               Any other expenses incurred by Seller or its representative in connection with this Agreement or closing this transaction.

13.                                 Notices.  All notices, demands, requests, consents, approvals or other communications (for the purpose of this paragraph collectively called “Notices”) required or permitted to be given hereunder to either party or which are given to either party with respect to this Agreement shall be in writing and shall be delivered personally to such other party or sent by facsimile transmission with receipt electronically acknowledged, nationally recognized express courier or delivery service, with receipt acknowledged, or by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, addressed as follows, or to such other address as such party shall have specified most recently by like Notice.

If to Buyer, to:

c/o Clarion Partners

230 Park Avenue

New York, NY 10169

Attn:  Michael O’Connor

Telecopier Number:

E-mail: michaeloconnor@clarionpartners.com

with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attn:  Jeffrey A. Usow

Telecopier Number: 312-706-8725

E-mail: jusow@mayerbrown.com

If to Seller, to:

SHR1 LLC

100 Washington Boulevard, Suite 200

Stamford, CT 06902

Attn:  Paul J. Kuehner, III

Telecopier Number: (203) 644-1599

E-mail: paul@bltoffice.com

with a copy to:

SHR1 LLC

100 Washington Boulevard, Suite 200

Stamford, CT 06902

Attn:  David Fite Waters, Esq.

Telecopier Number: (203) 644-1599

E-mail: dfwaters@bltoffice.com

Notices given as provided above shall be deemed given when received, but if delivery is not accepted, then on the earlier of the date delivery is refused or the fourth business day after the same is deposited with the United States Postal Service.

14.                                 Casualty and Condemnation.

(a)                                  If, prior to the Closing, any of the Property is damaged by fire, vandalism, acts of God, or other casualty or cause, and such Property is not repaired prior to the Closing to substantially the same condition as existed immediately before such casualty, then Buyer shall have the option of (i) proceeding with the Closing, or (ii) if the cost of repair and/or replacement (as estimated by an architect or engineer selected by Seller and reasonably satisfactory to Buyer) exceeds $350,000, or if tenants occupying more than 10% of the premises have the right to terminate their Lease as a result of such casualty, terminating this Agreement. If Buyer elects option (i) above, then (A) all insurance proceeds paid or payable to Seller on account of such damage, and the right to receive the same, will be assigned to Buyer at the Closing (and Sellers will pay over to Buyer any such proceeds already received), (B) Seller will not settle any insurance claims or legal actions relating thereto without Buyer’s prior written consent, which consent will not be unreasonably withheld, and (C) Buyer shall receive a credit against the Purchase Price equal to the amount (if any) by which (x) the estimated cost of repair and/or replacement exceeds (y) the amount of such repair and/or replacement that is covered by insurance.

(b)                                 If, prior to the Closing, all of the Property is taken by eminent domain, this Agreement shall be deemed terminated. If only part of the Property is so taken, Buyer shall have the option of (i) proceeding with the Closing, or (ii) terminating this Agreement. If Buyer elects option (i) above, then (A) all condemnation awards and other compensation paid or payable to Seller on account of such damage, and the right to receive the same, will be assigned to Buyer at the Closing (and Seller will pay over to Buyer any such awards and compensation already received), and (B) Seller will not settle any claims or legal actions relating thereto without Buyer’s prior written consent, which consent will not be unreasonably withheld.

(c)                                  Seller shall promptly notify Buyer of any casualty or any actual or threatened condemnation affecting the Property. Any such notice relating to casualty shall be accompanied by Seller’s selection of an independent, reputable architect or engineer to determine the cost of repair and/or replacement. If Buyer does not approve of Seller’s selection, Seller shall promptly designate another person.

15.                                 Default and Termination.

(a)                                  If Buyer shall default, prior to the Closing, in the payment or performance of its obligations hereunder, and such default shall continue unremedied for more than ten (10) days after notice thereof from Seller to Buyer, then Seller shall have the right, as its sole remedy, to receive the Deposit from Escrow Agent as liquidated damages and to terminate this Agreement by notice to Buyer.  Seller waives any other right or remedy, at law or in equity, which it may have or be entitled to in such event, including, without limitation, the right to sue for damages or for specific performance (but Buyer shall continue to be obligated with respect to provisions hereof that expressly survive the termination of this Agreement).

(b)                                 If, prior to the Closing, Seller breaches any material covenant, representation or warranty contained herein or otherwise defaults in any material respect in its obligations hereunder, and such breach or default shall continue unremedied for more than ten (10) days after notice thereof from Buyer to Seller, then Buyer shall have (i) the right of specific performance; or (ii) the right (A) to terminate this Agreement by notice to Seller and (B) to receive the Deposit from Escrow Agent.

16.                                 Miscellaneous.

(a)                                  Amendments.  Except as otherwise provided herein, this Agreement may not be amended, modified or revised, in whole or in part, unless in a writing signed by Seller and Buyer.

(b)                                 Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

(c)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(d)                                 Headings.  All headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.

(e)                                  Exhibits.  All exhibits annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits shall be deemed to refer to and include all such exhibits.

(f)                                    Terms.  Common nouns and pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

(g)                                 Severability.  Each provision hereof is intended to be severable.  If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(h)                                 Entire Agreement.  This Agreement, including all exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the matters hereof and supersedes any prior oral and written understandings or agreements.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflict of law principles thereof.

(j)                                     No Waiver.  No course of dealing between the parties, and no delay by a party in exercising any right, power or remedy, shall operate as a waiver or otherwise prejudice the exercise by a party of that right, power or remedy against the other party.

(k)                                  Further Assurances.  Each party shall promptly execute and deliver such further documents as the other may reasonably request for the purpose of better assuring, confirming or carrying out the transactions contemplated hereby.

(l)                                     Possession.  Buyer shall be entitled to possession of the Property upon conclusion of the Closing.

(m)                               Insurance.  Seller shall terminate its policies of insurance as of noon on the Closing Date.  Buyer shall be responsible for obtaining its own insurance effective as of the Closing Date.

(n)                                 Publicity.  Buyer and Seller agree that they shall maintain the confidentiality of this transaction and shall not, except as required by law, court order or direction of any governmental authority, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than the principals of the Escrow Agent, the Title Company, the parties’ respective attorneys and such other persons whose assistance is required in carrying out the terms of this agreement.  Buyer further agrees that it shall not disclose any of the information provided by Seller during the course of the Feasibility Period to any third party (i) except to the extent necessary to perform Buyer’s due diligence, and (ii) only on the condition that the third party agrees to be bound to nondisclosure on the same terms and conditions hereof.

(o)                                 Contract Execution and Delivery.  This document is not an offer to sell and shall not be binding on Seller until all parties have executed same and all deposit monies called for hereunder have been received by the Escrow Agent.

(p)                                 WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

(q)                                 Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Eastern Time.

(r)                                    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

(s)                                  Net Worth Maintenance Covenant.  Seller covenants and agrees for the benefit of Buyer that it will maintain net worth of not less than $350,000.00 through December 27, 2012.  Such amount may be distributed by Seller on December 27, 2012, or anytime thereafter, provided that Buyer has not asserted any claim against Seller under this Agreement that remains unresolved as of such date.  This provision shall survive the Closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below.

Signed in the presence of:	SELLER:

/s/ David F. Waters	SHR1 LLC
Printed Name: David F. Waters

	By:	/s/ Paul J. Kuehner
/s/ Hiru Bellara	Printed Name: Paul J. Kuehner
Printed Name: Hiru Bellara	Title:

	Date of Execution:	September 13, 2012

BUYER:

/s/ Brian Watkins	CPPT DARIEN LLC
Printed Name: Brian Watkins
	By:	CPT Real Estate LP, a Delaware limited
Partnership, its sole member
/s/ Gary Rufrano
Printed Name: Gary Rufrano	By:	Clarion Partners Property Trust,
Inc., a Maryland corporation, its
general partner

	By:	/s/ L. Michael O’Connor
	Name:	L. Michael O’Connor
	Title:	Authorized Signatory

	Date of Execution:	September 13, 2012